Exhibit 99.1

Kidney Dialysis Patients Get Hope With High-Speed Catheter System To
Remove Clots

    MINNEAPOLIS--(BUSINESS WIRE)--March 9, 2004--Crestwood was only 42-years-old but his dire condition was similar to many patients treated at Open Access Vascular Access Center, Inc., Miami, Fla., a free-standing outpatient center specializing in treating vascular problems occurring in patients with end-stage renal (kidney) disease. He received hope and added years to his life, in part, because of a high-tech catheter system used to remove clots from his fistula, the conduit connecting his blood stream to the dialysis machine.
    "Other doctors had written-off Crestwood's fistula which had slow flow eventually causing the fistula to clot off and stop working," explains Dr. Sanford D. Altman, Director of the Center. He says that having a reliable access to the circulatory system, preferably a fistula as recommended by the National Kidney Foundation, as in Crestwood's case, is critical for patients to receive dialysis, which typically is performed three times a week for 3-4 hours per session. Unfortunately there is high incidence of problems with this "access to the circulatory system" which often form clot and stop working as in Crestwood's case.
    "We were able to restore the flow in Crestwood's' fistula using the AngioJet, along with other techniques, allowing Crestwood to continue receiving dialysis through his fistula. Others would have abandoned this fistula requiring Crestwood to undergo additional surgical procedures to create a new access to Crestwood's circulatory system in order for him to be able to receive dialysis. " says Dr. Altman. "We have found the AngioJet System to be an effective technique to removing clots in dialysis fistulae. It's also less invasive than an open-surgical declotting procedure."
    More than 20 million Americans have chronic kidney disease, and another 20 million more are a risk, according to the National Kidney Foundation (NKF). During National Kidney Month in March the NKF urges everyone, especially those at risk, to get tested for kidney disease.
    Geographically, there's a high concentration of kidney disease patients undergoing dialysis in the South and Midwest: North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Tennessee, Texas, Michigan, Minnesota, Wisconsin, Indiana, Kentucky, and Ohio. Nationwide, there are more than 260,000 kidney disease patients undergoing dialysis, up from 106,000 patients in 1990.
    Miami's Open Access Vascular Access Center was the first freestanding facility in the southeastern United States specializing in the treatment of vascular access problems for patients requiring dialysis.
    The AngioJet System, from Possis Medical Inc., based in Minneapolis, Minn., is a miniaturized, high-tech catheter that dissolves and removes life-threatening blood clots in minutes. It's easily the most advanced catheter-based thrombectomy system available today.
    The U.S. Food and Drug Administration cleared the AngioJet System in December 1996 for use in keeping blood clots from clogging dialysis grafts.
    Robert G. Dutcher, chief executive officer and president of Possis Medical, and his team of engineers designed the AngioJet after years of experience in the cardiac medical device industry.
    The intricately designed components of the AngioJet System offer safety, speed and performance so the patients' blood clots can be removed from the clotted access. This is often performed as an outpatient procedure allowing patients with clotted accesses to be treated rapidly and return to dialysis, often on the same day as the declotting procedure.
    Having the ability to effectively remove clot from dialysis accesses is essential for patients receiving chronic hemodialysis.
    For more information on the AngioJet System and how it might fit into your treatment, consult your primary care physician or your nephrologist.

    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    CONTACT: Possis Medical Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com